FOR IMMEDIATE RELEASE

NOVELOS THERAPEUTICS CLOSES $3 MILLION PRIVATE PLACEMENT

NEWTON, Mass., August 18, 2008 – Novelos Therapeutics, Inc. (OTCBB: NVLT), a biopharmaceutical company focused on the development of therapeutics to treat cancer and hepatitis, today announced that it received $3 million from the sale of 4,615,384 shares of its common stock at $0.65 per share to two accredited investors. The shares of common stock were issued in a private placement transaction under Regulation D of the Securities Act of 1933 and have not been registered under the Securities Act of 1933, as amended, or any state securities laws.

“We are pleased with this financing, which will fund our current development programs into year end,” said Harry Palmin, President and CEO of Novelos. “We continue to pursue our ex-US partnering initiative and other funding options. We recently demonstrated positive results with NOV-002 in two Phase 2 trials in ovarian and breast cancers, and our scientific progress was recognized in two peer reviewed publications. We expect detailed interim results of a Phase 2 breast cancer trial in December 2008, and we expect our pivotal, fully-enrolled, 840-patient Phase 3 lung cancer trial to conclude in mid-2009.”

About Novelos Therapeutics, Inc.
Novelos Therapeutics, Inc. is a biopharmaceutical company commercializing oxidized glutathione-based compounds for the treatment of cancer and hepatitis. NOV-002, the lead compound currently in Phase 3 development for lung cancer under a SPA and Fast Track, acts together with chemotherapy as a chemoprotectant and a chemopotentiator. NOV-002 is also in Phase 2 development for chemotherapy-resistant ovarian cancer and early-stage breast cancer. NOV-205 acts as a hepatoprotective agent with immunomodulating and anti-inflammatory properties. NOV-205 is in Phase 1b development for chronic hepatitis C non-responders. Both compounds have completed clinical trials in humans and have been approved for use in the Russian Federation where they were originally developed. For additional information about Novelos please visit www.novelos.com

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COMPANY	INVESTOR RELATIONS
Harry S. Palmin, President and CEO	Stephen Lichaw
Ph: 617-244-1616 x11	Ph: 201-240-3200
Email: hpalmin@novelos.com	Email: slichaw@novelos.com
 Novelos Therapeutics, Inc.
One Gateway Center, Suite 504
Newton, MA 02458

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.